NEWS RELEASE
For Immediate Release	Contact: Investor Relations
(206) 298-2909

EMERITUS CORPORATION ANNOUNCES APPOINTMENT
 OF CHIEF FINANCIAL OFFICER

SEATTLE, WA, December 3, 2009 -- Emeritus Corporation (NYSE: ESC), a national provider of assisted living and Alzheimer’s and related dementia care services to senior citizens, today announced the appointment of Mr. Robert Bateman to the position of Executive Vice President – Finance and Chief Financial Officer effective December 21, 2009.

Mr. Bateman has significant experience as a senior financial executive and over the past 13 years has served as the Chief Financial Officer for such companies as VisionGate, Inc., Fisher Communications, Inc. (NASDAQ: FSCI), and two other NASDAQ-listed companies - Applied Microsystems Corporation and NeoPath, Inc.  Mr. Bateman began his career at Ernst & Young LLP in 1987 and is a graduate of Brigham Young University with M.S. and B.S. degrees in Accounting.  He also holds both CPA and CMA certifications.

Mr. Bateman will replace Mr. Raymond Brandstrom, one of the original founders of Emeritus.  Mr. Brandstrom will continue his employment with the Company in a new capacity as an advisor and Vice Chairman of the Board of Directors.

Mr. Granger Cobb, President and Co-CEO of Emeritus, stated, “We are extremely pleased to have Rob join Emeritus.  We believe his background and solid financial experience will further strengthen the Company’s finance group and add to our capabilities going forward.  We would also like to thank Ray Brandstrom for his many years of dedication to the Company and look forward to his continued contributions in his new role.”

ABOUT THE COMPANY
Emeritus Corporation is a national provider of assisted living and Alzheimer’s and related dementia care services to seniors.  Emeritus is one of the largest and most experienced operators of freestanding assisted living communities located throughout the United States.  These communities provide a residential housing alternative for senior citizens who need assistance with the activities of daily living, with an emphasis on personal care services, which provides support to the residents in the aging process.  Emeritus currently operates 309 communities in 36 states representing capacity for approximately 27,200 units and approximately 32,400 residents.

Our common stock is traded on the New York Stock Exchange under the symbol ESC, and our home page can be found on the Internet at www.emeritus.com.

Certain statements in the foregoing press release are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995.  Words indicating future events, performance, results and actions, such as "estimate" and "expect," and variations of such words, and similar expressions identify forward-looking statements, but their absence does not mean that the statement is not forward-looking.  The forward-looking statements in this press release include statements regarding management transition matters.  Forward-looking statements are not guarantees of future actions, events or performance, which may vary materially from those expressed or implied in such statements.  Differences may result from actions taken beyond that of the Company's control.  Risks and uncertainties include, but are not limited to, the impact of changes in management.  For more information on factors that may affect future performance, results or actions, please review "Risk Factors" described in our most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission (the "SEC), as well as other filings with the SEC.  These forward-looking statements reflect the Company's expectations as of the date hereof.  The Company undertakes no obligation to update the information provided herein.